SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2016 (May 12, 2016)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-33672	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20271 Goldenrod Lane, 2 nd Floor, Germantown, Maryland 20876

(Address of Principal Executive Offices)

(301) 366-4960

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2016, Neuralstem, Inc. (the “Company”) entered into securities purchase agreements (“Securities Purchase Agreement”) with certain accredited investors (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company sold to the Investors in a private placement (“Offering”), an aggregate of $1,080,000, or 2,700,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and warrants to purchase an aggregate of 2,700,000 shares of Common Stock (the “Warrants”). The Shares and Warrants will be sold together and are immediately separable. Each Warrant has an initial exercise price of $0.40 per share, will be exercisable immediately upon the date of issuance, and will expire five (5) years from the date of issuance. The closing of the Offering is anticipated to occur on or about May 24, 2016, subject to customary closing conditions.

Roth Capital Partners, LLC acted as financial advisor in the Offering and will receive $50,000 for services related to the Offering. The Company anticipates receiving net proceeds of approximately $1.03 million.

The exercise price of the Warrants is subject to adjustment upon certain corporate events, including reclassifications, stock dividends and stock splits. In addition, subject to certain exceptions, the exercise price of the Warrants is subject to adjustment in the event of sales of shares of the Company’s common stock at a price per share less than the exercise price per share then in effect (or securities convertible into or exercisable or exchangeable for common stock at a conversion price or exercise price less than the exercise price then in effect). In the event of an extraordinary transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of Common Stock, the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the extraordinary transaction, an amount of cash equal to the value of the Warrant as determined in accordance with the Black Scholes option pricing model and the terms of the Warrants. The terms of the Warrants prohibit a holder from exercising its Warrants if doing so would result in such holder (together with its affiliates and other persons acting as a group) beneficially owning more than 4.99% of the outstanding shares of Common Stock after giving effect to such exercise, provided that, at the election of a holder and notice to the Company, such beneficial ownership limitation shall be 9.99% of the outstanding shares of Common Stock after giving effect to such exercise. The Warrants will not be listed on any national securities exchange or any other nationally recognized trading system, and no trading market for the Warrants is expected to develop.

If, a registration statement relating to the issuance of the shares underlying the Warrants is not effective or available after the six-month anniversary of the initial exercise date, the Warrants may be exercised on a cashless basis, where the holder receives the net value of the Warrant in shares of Common Stock. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of a fractional share, the Company will at its election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing summaries of each of the Securities Purchase Agreement and Warrant are qualified in their entirety by reference to the full text of each such document, a copy of the form of each is attached hereto as Exhibits 10.01 and 4.01 respectively, and each of which is incorporated herein in its entirety by reference.

This current report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety. The issuance of securities described in Item 1.01 was made in reliance upon an exemption from the registration requirements pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On May 12, 2016, we announced the Offering in a press release. A copy of the press release is attached to this report as Exhibit 99.01.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
4.01	Form of Warrant
10.01	Form of Securities Purchase Agreement.
99.01	Press Release dated May 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 13, 2016	Neuralstem, Inc.

/s/ Richard Daly
By: Richard Daly
Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
4.01	Form of Warrant
10.01	Form of Securities Purchase Agreement.
99.01	Press Release dated May 12, 2016